Filed Pursuant to Rule 433
Registration No. 333-162183
Issuer Free Writing Prospectus dated October 19, 2009
(Supplementing Preliminary Prospectus dated October 14, 2009)
     The issuer, Eurand N.V., has filed a registration statement on Form F-3, as amended, with the Securities and Exchange Commission to which this communication relates. The issuer is filing this Free Writing Prospectus to update certain disclosures that had been provided in its Preliminary Prospectus dated October 14, 2009. The following summarizes the revised disclosure in the prospectus that either did not appear in or updates the disclosure in the Preliminary Prospectus. References below to “we,” “us,” “our” and “our company” are used in the manner described in the Preliminary Prospectus.
     In our Registration Statement on Form F-3, as amended, we stated that ZENPEPTM is the only U.S. Food and Drug Administration, or FDA, approved pancreatic enzyme replacement product, or PEP, that has been evaluated in clinical studies in adults and children from ages one to twelve years and offers four dosage strengths to meet the varied needs of infants, toddlers, adolescents and adults with exocrine pancreatic insufficiency, or EPI. On October 15, 2009, Solvay Pharmaceuticals, Inc. issued a press release announcing that it had new data from a clinical study in children from ages seven to eleven years who have EPI due to cystic fibrosis. As a result, ZENPEPTM is the only FDA approved PEP that has been evaluated in clinical studies in adults and children from ages one to seven years.
     The issuer has filed a registration statement (including a prospectus), as amended, with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, as amended, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611 or by emailing prospectusrequest@list.db.com.
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